Exhibit 3.1

CERTIFICATE OF LIMITED

PARTNERSHIP OF

CVC-PE GLOBAL PRIVATE EQUITY FUND, LP

This Certificate of Limited Partnership of CVC-PE Global Private Equity Fund, LP (the “Partnership”), dated as of 4 September, 2025, is being duly executed and filed by CVC-PEF General Partner, LLC, a limited liability company formed under the laws of the Cayman Islands, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq., as amended).

1. Name. The name of the limited partnership is CVC-PE Global Private Equity Fund, LP.

2. Registered Office and Agent. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, DE 19801, and the name of the registered agent for service of process on the Partnership at such address is The Corporation Trust Company.

3. General Partner. The name and business address of the general partner of the Partnership is CVC-PEF General Partner, LLC, is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

CVC-PEF General Partner, LLC

By:	/s/ Vic Cabot
Name: Vic Cabot
Title: Director